SUBADVISORY AGREEMENT


         AGREEMENT made as of this 28th day of February, 1997, by and between ROCKWOOD ADVISERS, INC., a Delaware corporation (the "Investment Manager") and ASPEN SECURITIES AND ADVISORY, INC., an Idaho corporation (the "Subadviser").

         WHEREAS the Investment Manager intends to enter into an investment management agreement (the "Management Agreement") with Rockwood Fund, Inc. (the "Fund") pursuant to which the Investment Manager will furnish the Fund with investment management and other services; and

         WHEREAS the Management Agreement provides that the Investment Manager may, at its own expense, contract for research and other services as it deems necessary or desirable to fulfill such obligations; and

     WHEREAS, the Subadviser is registered under the Investment Advisers Act of 1940; and

         WHEREAS, the Investment Manager desires to retain the Subadviser to provide subadvisory and research services in connection with the Fund and the Subadviser is willing to provide such services;

         NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed between the parties hereto as follows:

1. The Investment Manager will manage the investment and reinvestment of the assets of Fund including the regular furnishing of advice with respect to the Fund's portfolio transactions subject at all times to the control and oversight of the Board of Directors of the Fund, for the period and on the terms set forth in its Management Agreement with the Fund. The Investment Manager retains responsibility for selecting brokers, monitoring trade executions, communicating instructions to the Fund's custodian and other Fund agents, and all other functions pertaining to the management of the Fund.

2. The Subadviser will make itself available to advise and consult with the Investment Manager regarding the selection, clearing, and safekeeping of the Fund's portfolio investments and assist in pricing and generally monitoring such investments. The Subadviser agrees to permit the use of its name and the names of its personnel and other information about the Subadviser in the marketing and other literature in connection with the Fund.

3. In consideration of the Subadviser's services, the Investment Manager, and not the Fund, shall pay to the Subadviser a percentage of the Investment Manager's Net Fees. "Net Fees" are hereby defined as the actual amounts received by the Investment Manager as compensation pursuant to paragraph 7 of the Management Agreement less reimbursements, if any, pursuant to the guaranty set forth in paragraph 9 of the Management Agreement and waivers of such compensation by the Investment Manager. The amount of the percentage and the timing of the payment shall be determined by the schedule and accompanying definitions set forth in Appendix A hereto.

     4. The Subadviser will pay all expenses incurred by it in connection with this Subadvisory Agreement.

5. The services of the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others in addition to the Investment Manager and the Fund so long as its services hereunder are not impaired thereby. The Subadviser shall not render, however, similar services to any investment company either directly or indirectly as an adviser, subadviser, portfolio manager, consultant, or otherwise, other than to the Fund and other investment companies for which the Investment Manager or its affiliates provide investment management services. In the event of termination of this Subadvisory Agreement, the Subadviser agrees that until the later of (A) two years from the date of this Subadvisory Agreement or (B) one year from the date of such termination, the Subadviser shall not, and shall use its best efforts to assure that its directors, officers, employees, agents, and similar personnel shall not, render similar services to any investment company either directly or indirectly as an adviser, subadviser, portfolio manager, consultant, or otherwise, and this agreement shall survive the termination of this Subadvisory Agreement.

6. This Subadvisory Agreement shall become effective upon approval by the directors and shareholders of the Fund as required by the Investment Company Act of 1940 (the "1940 Act"). Thereafter, if not terminated, this Subadvisory Agreement shall continue from year to year if approved annually by (a) the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund as defined in the 1940 Act and (b) by a vote of a majority of the Directors of the Fund who are not parties to the Subadvisory Agreement, or interested persons of any such party. This Subadvisory Agreement may be terminated without penalty at any time either by vote of the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Investment Manager and the Subadviser, or by the Investment Manager or the Subadviser on 60 days' written notice to the Fund. In the event of termination upon notice as herein described, the Investment Manager and the Subadviser agree that, subject to the provisions of the 1940 Act, no party hereto will be entitled to or seek indemnification or compensation from the other party for expenses incurred in connection with marketing efforts performed during the term of this Agreement. This Subadvisory Agreement shall immediately terminate in the event of its assignment or upon the termination of the Management Agreement.

7. The Subadviser shall not be liable to the Fund or any shareholder of the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Subadvisory Agreement relates, but nothing herein contained shall be construed to protect the Subadviser against any liability to the Fund by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of obligations and duties under this Subadvisory Agreement.

8. Subject to and in accordance with the Articles of Incorporation and Bylaws of the Fund, the Investment Manager, and the Subadviser, it is understood that directors, officers, agents and shareholders of the Fund, the Investment
Manager, or Subadviser are or may be interested in the Fund, the Investment Manager, or the Subadviser as directors, officers, shareholders or otherwise, that the Investment Manager or the Subadviser is or may be interested in the Fund or the Investment Manager or the Subadviser as a shareholder or otherwise and that the effect and nature of any such interests shall be governed by law and by the provisions, if any, of said Articles of Incorporation or Bylaws.

9. All notices hereunder shall be in writing and shall be delivered in person or sent by facsimile transmission that is confirmed by regular, registered, or certified mail to the following address for the respective parties:

  Rockwood Advisers, Inc.
  11 Hanover Square
  New York, NY 10005
  Fax: (212) 785-0400

  Aspen Securities and Advisory, Inc.
  545 Shoup Avenue,
  Suite 303 Idaho Falls, ID
  83405 Fax: (208) 528-0017

      Notice shall be deemed given, five days after depositing in a post office,
postage  prepaid  and  if  sent  by  facsimile   transmission  five  days  after
confirmation has been mailed.

10. As used in this Subadvisory Agreement, the terms "interested person," "assignment," and "vote of a majority of the outstanding voting securities" shall have the meaning provided therefor in the 1940 Act, as from time to time amended.

         IN WITNESS WHEREOF, the parties hereto have executed this Subadvisory Agreement on the day and year first above written.


                                  ROCKWOOD ADVISERS, INC.


                                  By:   /s/ Thomas B. Winmill


                                  ASPEN SECURITIES AND ADVISORY, INC.


                                  By:   /s/ Ross H. Farmer

                                                    APPENDIX A

                               ROCKWOOD FUND, INC.
                                 SUBADVISORY FEE

         The Investment Manager shall pay to the Subadviser within 30 days of each Performance Determination Date, as defined in paragraph A below, a percentage of the Net Fees, as defined in paragraph 3 of this Subadvisory
Agreement, earned since the later of the effective date of this Subadvisory Agreement or the prior Performance Determination Date, as defined in paragraph A below. The amount of the percentage shall be determined by reference to the grid set forth below.

SUBADVISER'S FEE AS A PERCENTAGE OF INVESTMENT MANAGER'S NET FEES


                                                                   RELATIVE PERFORMANCEA
TOTAL NET ASSETSB                         More than 50 basis             Within 50 basis          More than 50 basis
                                        points better than ATR            points of ATR            points below ATR
Less than or equal to $15,000,000                30%                           20%                        10%
Greater than          $15,000,000 and            40%                           30%                        20%
Less than or equal to $50,000,000
Greater than          $50,000,000                50%                           40%                        30%
----------------------------------  ------------------------------  -------------------------  -------------------------


A. "Relative Performance" shall be determined from comparing the Fund's total return with the average total return ("ATR") of funds with the investment objective of "growth" as compiled by Morningstar, Inc., or, if unavailable, other similar service acceptable to the parties and the Fund. The Relative Performance shall be determined as of the last calendar day of each month ("Performance Determination Date") and shall measure the Relative Performance for the most recent 3 year period ("Measurement Period"), except that (A) for the first 12 months of this Subadvisory Agreement, Relative Performance shall be based upon annualized returns, the first three Performance Determination Dates shall be the next three calendar quarter ends after the effective date of this Subadvisory Agreement, and the Measurement Periods shall be the most recent three months and the fourth Performance Determination Date shall be the next calendar quarter end and the Measurement Period shall be the most recent 1 year period, and (B) for the 13th through the 24th month of this Subadvisory Agreement, Relative Performance shall be determined as of the last calendar day of each month and shall measure the Relative Performance for the most recent 1 year period.

B. "Total Net Assets" shall be the total net assets of the Fund as of the Performance Determination Date.

                                       A-1

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